Exhibit 99.1

Ark Restaurants Announces Financial Results for the Second Quarter and Six Months Ended April 3, 2010

NEW YORK--(BUSINESS WIRE)--May 14, 2010--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter and six month periods ended April 3, 2010.

Total revenues for the three month period ended April 3, 2010 were $25.1 million versus $23.8 million in the same period last year. Total revenues for the six month period ended April 3, 2010 were $50.7 million versus $50.5 million in the same period last year.

EBITDA, as adjusted for non-cash stock option expense and non-controlling interests for the three month period ended April 3, 2010, was a positive $128,000 versus a negative $367,000 during the same three month period last year. EBITDA, as adjusted for non-cash stock option expense and non-controlling interests for the six month period ended April 3, 2010, was $185,000 versus $1,598,000 during the same six month period last year.

For the three months ended April 3, 2010, the Company’s net loss was $671,000, or $0.19 per share ($0.19 per diluted share), compared to a net loss of $712,000, or $0.20 per share ($0.20 per diluted share), for the same period last year. For the six months ended April 3, 2010, the Company’s net loss was $1,395,000, or $0.40 per share ($0.40 per diluted share), compared to net income of $136,000, or $0.04 per share ($0.04 per diluted share), for the same period last year.

Company-wide same store sales decreased 2.4% for the three month period ended April 3, 2010 compared to the same three month period last year and decreased 3.7% for the six month period ended April 3, 2010 compared to the same six month period last year.

As of April 3, 2010, the Company had cash, cash equivalents and short term investments totaling $4,545,000. As of the same date, the Company had no long-term debt other than $408,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts and catering operations. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Consolidated Condensed Statement of Operations
For the 13 week and 26 week periods ended April 3, 2010 and March 28, 2009
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended

	April 3,	March 28,	April 3,	March 28,
	2010	2009	2010	2009

TOTAL REVENUES	$25,113	$23,756	$50,689	$50,549

COST AND EXPENSES:

Food and beverage cost of sales	6,480	6,087	13,002	12,798
Payroll expenses	8,795	8,196	17,777	17,042
Occupancy expenses	3,851	4,104	8,069	8,232
Other operating costs and expenses	3,710	3,468	7,295	7,144
General and administrative expenses	2,626	2,499	5,071	4,639
Depreciation and amortization	1,023	863	1,920	1,770

Total costs and expenses	26,485	25,217	53,134	51,625

OPERATING LOSS	(1,372)	(1,461)	(2,445)	(1,076)

OTHER (INCOME) EXPENSE:

Interest income, net	(7)	(12)	(56)	(204)
Other income, net	(11)	(28)	(5)	(387)
Total other income, net	(18)	(40)	(61)	(591)

Loss before benefit for income taxes	(1,354)	(1,421)	(2,384)	(485)

Benefit for income taxes	(373)	(584)	(596)	(260)

NET LOSS	(981)	(837)	(1,788)	(225)

Net loss attributable to non-controlling interests	310	125	393	361

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(671)	$(712)	$(1,395)	$136

Net income (loss) per share of Ark Restaurants Corp. common stock
Basic	$(0.19)	$(0.20)	$(0.40)	$0.04
Diluted	$(0.19)	$(0.20)	$(0.40)	$0.04

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,490	3,490	3,490	3,497

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,490	3,490	3,490	3,497

EBITDA Reconciliation:
Pre tax loss	$(1,354)	$(1,421)	$(2,384)	$(485)
Depreciation and amortization	1,023	863	1,920	1,770
Interest	(7)	(12)	(56)	(204)
EBITDA (a)	$(338)	$(570)	$(520)	$1,081

EBITDA adjusted for non-cash stock option expense
and non-controlling interests:
EBITDA (as defined) (a)	$(338)	$(570)	$(520)	$1,081
Net loss attributable to non-controlling interests	310	125	393	361
Non-cash stock option expense	156	78	312	156
EBITDA, as adjusted	$128	$(367)	$185	$1,598

(a)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com